EXHIBIT 99.1

Bitzio, Inc. Announces Close of Motion Pixel Corporation Acquisition

SAN FRANCISCO, CALIFORNIA--(Marketwire -05/23/12)- Bitzio, Inc. ("Bitzio" or "the Company") (BTZO.OB), a leader in apps, mobile media and behavioral analytics, today announced the definitive acquisition of Motion Pixel Corporation Holdings, Inc. ("MPC"), a high-end media and animation studio with operations in the U.S., Costa Rica, and India.

The MPC acquisition adds 35 animators, developers and managers to the expanding Bitzio global team. Terms of the acquisition to be disclosed upon an upcoming 8-K filing.

William Schonbrun, President and CEO of Bitzio commented, "The acquisition of MPC elevates the quality, beauty and experience of a Bitzio app to that of an animated movie. MPC's media and animation capabilities sync perfectly with our company vision. MPC also brings with it amazing relationships with sports and entertainment properties - and through those relationships we are able to secure mobile and digital rights to animated versions of world renowned athletes and stars." Examples of MPC's animation work can be viewed on their Demo Reel.

"Bitzio is now a company focused on delivering mobile apps with movie quality animation and game play, virtually never found in mobile apps. With MPC's high end visual capabilities, and media and licensing rights, we can now completely focus on delivering apps for existing fans of sports teams, athletes and stars - and we can include animated versions of those teams and stars in the mobile game. We believe focusing our efforts on the existing fans of sports and entertainment properties, coupled with the quality of our apps and our behavioral analytics capabilities are massive differentiators. This is what sets us apart from other app development companies."

Revenue will be generated from several channels including paid downloads, freemium (free to paid user) conversions based on premium content, in-app advertising, in app sponsorship, premium in-app purchases (game enhancement features) and cross promotion of other apps built around the sports or entertainment property through the Company's proprietary App Wall technology.

Manny Bains, CEO of MPC commented, "Our team has seen a perfect alignment with Bitzio's corporate strategy. We have the ability to create a level of graphic beauty that is rare in the world of apps right now. Bitzio brings the technology, deployment, marketing and monetization capabilities to the table. We chose to become a part of Bitzio because of their talent and vision. They have solved the conundrum that most app development companies have, how to connect with users. They are truly a behavioral analytics company masquerading as an app developer and this excites us. The value of marketing to existing fan bases boosts potential monetization and user conversion rates to levels we have never seen."

Bitzio will be focusing on developing apps for four key verticals of existing fan bases: sports teams, entertainment, Bollywood and gaming. The Company will utilize the Bitzio Platform, which includes proprietary technologies such as Bitzio's App Wall to market, monetize and analyze user behavior.

About Bitzio, Inc.

Bitzio's mission is to help mobile app developers get the full potential of their mobile apps by increasing consumer reach, conversion rates and bottom line profitability. Bitzio's strategic arsenal of methodologies and technologies allows mobile app developers to quickly develop, market and monetize their apps. The company aims to be responsible for the download of 1 Billion apps by 2014. For more information, visit www.bitzio.com. To learn more about Bitzio, watch their video or connect with Bitzio on Twitter and Facebook.

"Bitzio" is a trademark of Bitzio, Inc. All other companies and products listed herein are trademarks or registered trademarks of their respective holders.

About Motion Pixel Corporation Holdings, Inc.

MPC is a creative entity that has become the catalyst in bringing ideas, products and services to life. The team at MPC has collectively produced over 10,000 hours of animated content in all genres from movies, TV shows and advertising. Since 1997, while working together, the MPC team has been the recipients of 17 digital film and creativity awards. The studio boasts the region's best free-thinking talented artists, creating everything from storyboards to finished digital animated productions. To see examples of their work, watch their Demo Reel.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Canadian securities laws, including statements relating to expectations the 2012 fiscal year; The terms and phrases "goal", "commitment", "guidance", "expects", "would", "will", "continuing", "drive", "believes", "indicate", "look forward", "grow", "outlook", "forecasts", and similar terms and phrases are intended to identify these forward-looking statements. Forward-looking statements are based on estimates and assumptions made by Bitzio in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors that Bitzio believes are appropriate in the circumstances, including but not limited to general economic conditions, Bitzio's expectations regarding its business, strategy and prospects, and Bitzio's confidence in the cash flow generation of its business. Many factors could cause Bitzio's actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements, including, without limitation: risks related to competition; Bitzio's reliance on key personnel; Bitzio's ability to maintain and enhance its brand; and difficulties in forecasting Bitzio's financial results, particularly over longer periods given the rapid technological changes, competition and short product life cycles that characterize the mobile application industry. These risk factors and others relating to Bitzio that may cause actual results to differ are set forth Bitzio's periodic filings with the U.S. Securities and Exchange Commission (copies of which filings may be obtained at www.sec.gov). These factors should be considered carefully, and readers should not place undue reliance on Bitzio's forward-looking statements. Bitzio has no intention and undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investor Inquiries:
Capital Group Communications, Inc.
Mark Bernhard
415.332.7200
mark@cgcone.com

For Media Inquiries:
Innova Communications
Amy Chilla
949.573.7830
achilla@teaminnova.com